UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2021

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Contribution Agreement

On September 20, 2021, Lodging Fund REIT III OP, LP (the “Operating Partnership”), the operating partnership subsidiary of Lodging Fund REIT III, Inc. (the “Company”) and APF - Northbrook, LLC (the “Contributor”) entered into a Legendary Equity Preservation UPREIT (Pat. Pend.) Contribution Agreement (the “Contribution Agreement”), pursuant to which the Contributor agreed to contribute the 161-room Sheraton Hotel Chicago Northbrook hotel in Northbrook, Illinois (the “Hotel Property”) to the Operating Partnership. The Contributor is not affiliated with the Company or Legendary Capital REIT III, LLC, the Company’s external advisor. The aggregate consideration for the Hotel Property under the Contribution Agreement is $11,305,000 plus closing costs, subject to adjustment as provided in the Contribution Agreement. The majority of the consideration consists primarily of the issuance by the Operating Partnership of Series T Limited Units and Common Limited Partnership Units of the Operating Partnership. The remainder of the consideration consists of new financing by the Operating Partnership of debt secured by the Hotel Property with a lender which is an affiliate of the Contributor. As required by the Contribution Agreement, the Operating Partnership will deposit $100,000 into escrow as earnest money pending the closing or termination of the Contribution Agreement. Except in certain circumstances described in the Contribution Agreement, if the Operating Partnership fails to perform its obligations under the Contribution Agreement, it will forfeit the earnest money.

Upon closing, the parties will enter into an amendment to the amended and restated limited partnership agreement of the Operating Partnership to evidence the issuance of the Series T Limited Units to the Contributor. Such Series T Limited Units will be entitled to annual cash distributions of up to 2.1% of the value of the Series T Limited Units for the second year after closing and up to 2.45% of the value of the Series T Limited Units for the third year after closing, depending upon the net operating income (“NOI”) of the Hotel Property during each such applicable year.  The Series T Limited Units will convert into Common Limited Units of the Operating Partnership beginning 36 months after the closing.  The number of Common Limited Units to be issued to the Contributor upon conversion will be based upon a capitalization rate applied to the then-current trailing 12-month NOI of the Hotel Property, plus up to 50% of the replacement reserve defined in the loan documents at closing to the extent such amount does not exceed 50% of the property improvement plan (“PIP”), less amounts incurred or accrued by the Operating Partnership for (i) up to $100,000 contribution towards reasonable, documented, out-of-pocket closing costs, (ii) the unpaid principal balance of the initial $3.7 million loan advance and any additional loan advances to the extent used to pay PIP costs, (iii) loan assumption fees and related expenses, (iv) if applicable, costs of defeasance and related expenses, (v) PIP, whether or not incurred, except and excluding any portion of the PIP paid for out of loan advances, and if not incurred, in the amount of a third party PIP estimate provided by the Operating Partnership at time of conversion, and in the event the Contributor objects to the Operating Partnership’s third party PIP estimate, then a PIP estimate provided by a mutually agreed upon third party, provided that the amount of the PIP if not incurred will not be taken into account in this formula in the event a conversion occurs based on the sale of the Hotel Property or all or substantially all of the Operating Partnership’s assets; and capital expenditures, (vi) operating cash infused by the Operating Partnership, (vii) any shortfall of the 8% minimum cumulative yield on the Company’s invested capital, and (viii) any other unrealized or unreimbursed reasonable, documented, out-of-pocket costs of operating the Hotel Property, calculated pursuant to the terms of the Contribution Agreement, which may be higher or lower than the initial valuation.

The Contribution Agreement contains various covenants, representations and warranties from the respective parties. The acquisition of the Hotel Property by the Operating Partnership is subject to certain closing conditions, including the Operating Partnership’s assumption or refinancing of the existing debt secured by the Hotel Property. There can be no assurance that the Operating Partnership will complete the acquisition of the Hotel Property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: September 24, 2021	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary